Exhibit 10.16

October 5, 2021

Rita I. Jain, M.D.

Dear Rita:

On behalf of ChemoCentryx, Inc. (“ChemoCentryx” or the “Company”), I am pleased to offer you employment as Executive Vice President, Chief Medical Officer. In this position, you will report to Thomas Schall, President and Chief Executive Officer, and will work from your Chicago, Illinois location while travelling regularly to ChemoCentryx headquarters in San Carlos, California (average one week or more per month).

Compensation & Benefits

Your initial annual base salary will be $525,000.00 less applicable deductions and withholdings, which will be paid semi-monthly in accordance to the Company’s normal payroll procedures. As an exempt employee, you will be required to work the Company’s normal business hours and additional hours as required by the nature of your work assignments, and you will not be entitled to payment of overtime. You are also eligible for certain employee benefits available generally to employees of ChemoCentryx pursuant to the terms of such benefit plans. You should note that ChemoCentryx may modify salaries, benefits, duties, titles, reporting relationships, and work locations from time to time at its discretion.

You will be eligible to participate in the ChemoCentryx Corporate Bonus plan, and your target award opportunity is 50% of your gross annual salary in effect during the bonus year (the “Annual Bonus”). Actual payment of the Annual Bonus will be based upon factors including, but not limited to, individual and Company performance and compliance with Company policies and procedures. During your first partial year of employment, your Annual Bonus target amount will be prorated based on your date of hire. You must be an active ChemoCentryx employee in good standing (e.g. not subject to an active compliance investigation, verbal counseling, any written warning, or a performance improvement plan) as of the date of any Annual Bonus is paid in order to earn the bonus. The Company will have the sole discretion to determine whether and to what extent the applicable corporate and individual goals and other bonus criteria have been achieved, and the amount of any awarded Annual Bonus.

Subject to and following approval by the Company’s Board of Directors (the “Board”) or a committee thereof, the Company shall grant you an option to purchase 45,000 shares of the Company’s common stock (subject to stock splits and similar adjustments) with a per share exercise price equal to the per share fair market value of the Company’s common stock on the date of grant (as determined by the Board or a committee thereof as of the date of grant) (the “Option”) pursuant to the Company’s 2012 Equity Incentive Plan (the “Plan”). The Option will be governed in full by the terms and conditions of the Plan and your

Offer of Employment: Rita I. Jain, M.D.

individual grant agreement, including the service-based vesting schedule and requirements set forth therein.

Policies/Confidential Information

As a condition of your employment you will abide by the Company’s policies and procedures, including but not limited to the policies set forth in the Company’s Employee Handbook, as may be in effect from time to time. You will be required to sign an acknowledgement that you have read and will comply with the policies contained in the Employee Handbook. You also must read, sign, and comply with the Company’s Employee Confidential Information and Inventions Assignment Agreement (the “Confidential Information Agreement”), attached here as Exhibit A. In your work for the Company, you are expected not to make unauthorized use or disclosure of any confidential or proprietary information or materials, including trade secrets, of any former employer or other third party to whom you have an obligation of confidentiality. By signing this letter, you represent that you are able to perform your job duties within these guidelines, and you are not in unauthorized possession of any confidential documents or other property of any former employer or other third party. You further represent that you have disclosed to the Company in writing any agreement you may have with any third party (e.g., a former employer) which may conflict with or limit your ability to perform your duties to the Company.

At-Will Employment; Severance

ChemoCentryx is pleased about your joining and looks forward to a beneficial and fruitful relationship. Nevertheless, you should be aware that your employment is not for a specified period of time, it is terminable at-will by either party. This means that you may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying us. Likewise, the Company may terminate your employment at any time, with or without Cause, and with or without advance notice, simply by notifying you.

If, at any time, the Company terminates your employment for Cause (as defined in Exhibit C), or if either party terminates your employment as a result of your death or disability, or you resign for any reason, you will receive your base salary accrued through your last day of employment, as well as any unused vacation (if applicable) accrued through your last day of employment. Under these circumstances, you will not be entitled to any other form of compensation from the Company, including any severance benefits.

If, at any time other than on or within 12 months following the effective date of a Change in Control (as defined in Exhibit C), the Company terminates your employment without Cause, and other than as a result of your death or disability, and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder, a “Separation from Service”), then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “Non-CIC Severance Benefits”):

(i) a cash amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions, paid over such twelve (12) month period, on the schedule described below (the “Salary Continuation”);

(ii) if you timely elect continued coverage under COBRA for yourself and your covered dependents under the Company’s group health plans following such termination or resignation of employment, then the Company shall pay the COBRA premiums necessary to continue your health insurance coverage in effect for yourself and your eligible dependents on the termination date until the earliest of (A) the close of the twelve (12) month period following the termination of your employment, (B) the expiration of your eligibility for the continuation coverage under COBRA, or (C) the date when you become eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such period from the termination date through the earliest of (A) through (C), the “COBRA Payment Period”). If you become eligible for coverage under another employer's group health plan or otherwise cease to be eligible for COBRA during the period provided in this clause, you must immediately notify the Company of such event, and all payments and obligations under this clause shall cease; and

Offer of Employment: Rita I. Jain, M.D.

(iii) acceleration of the service-based vesting of the Option and any other equity grants you may hold as of the date of termination, to the extent then outstanding, unvested and, if applicable, unexercised or unsettled, as to the number of shares subject to such equity grants that would have vested in accordance with the applicable service-based vesting schedule as if you had been in service for an additional twelve (12) months as of your termination date (based upon full months of service).

If, (1) at any time on or within 12 months following the effective date of a Change in Control (as defined in Exhibit C), (2) (i) the Company terminates your employment without Cause, and other than as a result of your death or disability, or (ii) you terminate your employment with the Company for Good Reason (as defined in Exhibit C), and (3) such termination constitutes a Separation from Service, then subject to your obligations below, you shall be entitled to receive the following severance benefits (collectively, the “CIC Severance Benefits” and together with the Non-CIC Severance Benefits, the “Severance Benefits”):

(i) a lump sum cash payment consisting of an amount equal to twelve (12) months of your then current base salary, less all applicable withholdings and deductions (the “Lump Sum Salary Payment”);

(ii) a lump sum cash payment consisting of an amount equal to your target Annual Bonus, with such bonus determined assuming all applicable performance objectives were obtained at target levels for the applicable year (the “Lump Sum Bonus Payment”);

(iii) payment of your COBRA premiums as described above during the COBRA Payment Period, subject to the terms set forth above; and

(iv) acceleration of the service-based vesting of the Option and any other equity grants you may hold as of the date of termination, to the extent then outstanding, unvested and, if applicable, unexercised or unsettled, such that you will be deemed fully vested as to the service-based vesting requirement thereof as of your termination date.

Notwithstanding the foregoing, if any of the Company’s applicable health benefits are self-funded as of the date of your Separation from Service or the Company cannot provide the foregoing COBRA benefits in a manner that is compliant with applicable law, then, instead of providing the COBRA premiums in the manner described in either clause (ii) of the Non-CIC Severance Benefits or clause (iii) of the CIC Severance Benefits, the Company will instead pay to you the applicable amount as a taxable monthly payment for the COBRA Payment Period (or any remaining portion thereof). You will be solely responsible for all matters relating to continuation of coverage under COBRA, including, without limitation, the election of such coverage and, except to the extent the Company pays COBRA premiums on your behalf, the timely payment of premiums.

Your receipt of any such Severance Benefits is conditioned upon (a) your continuing to comply with your obligations under your Confidential Information Agreement; and (b) your delivering to the Company an effective, general release of claims in favor of the Company in a form acceptable to the Company (the “Release”) within 60 days following your termination date. The Salary Continuation, if applicable, will be paid in equal installments on the Company’s regular payroll schedule and will be subject to applicable tax withholdings; provided, however, that no payments will be made prior to the date on which the Release is effective. Within 60 days following your Separation from Service (but in no event later than March 15 of the year following the year in which the Separation from Service occurred), and subject to the Release becoming effective on or prior to such date, the Company will pay you in a lump sum the Salary Continuation or the Lump Sum Salary Payment and Lump Sum Bonus Payment, as applicable, and other applicable Severance Benefits that you would have received on or prior to such date under the original schedule but for the delay while waiting for the effectiveness of the Release, with the balance of the Salary Continuation, if applicable, and other applicable Severance Benefits being paid as originally scheduled. In no event will you be entitled to both the Non-CIC Severance Benefits and the CIC Severance Benefits. For the avoidance of doubt, the vesting acceleration set forth in the Severance Benefits will not apply to any equity award(s) to the extent vesting thereof is subject to the satisfaction of any performance-based metrics (other than remaining in continuous service with the Company or certain of its affiliates). Any vesting acceleration and other vesting terms of any such performance-based equity awards, if any, will be governed by the terms

Offer of Employment: Rita I. Jain, M.D.

of the equity plan under which they are granted and the terms and conditions set forth in the award agreements governing such awards.

Additional Tax Matters

The provisions relating to Code Section 409A and Code Section 280G each as defined and set forth in Exhibit C hereto are incorporated herein by reference and form part of this letter.

Dispute Resolution

To aid in the rapid and economical resolution of disputes that may arise between us, you and the Company agree that any and all disputes, claims, or demands in any way arising from or relating to this offer letter agreement, your employment with the Company, or the termination of your employment with the Company, including but not limited to any statutory claims, shall be resolved, to the fullest extent permitted by law, pursuant to the Federal Arbitration Act, 9 U.S.C. § 1-16, by final, binding and confidential arbitration in San Francisco, California conducted before a single arbitrator by JAMS, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. You acknowledge that by agreeing to this arbitration procedure, you and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. In addition, all claims, disputes, or causes of action under this section, whether by you or the Company, must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity. The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding. To the extent that the preceding sentences regarding class claims or proceedings are found to violate applicable law or are otherwise found unenforceable, any claim(s) alleged or brought on behalf of a class shall proceed in a court of law rather than by arbitration. This paragraph shall not apply to any action or claim that cannot be subject to mandatory arbitration as a matter of law, including, without limitation, claims brought pursuant to the California Private Attorneys General Act of 2004, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, to the extent such claims are not permitted by applicable law to be submitted to mandatory arbitration and are not preempted by the Federal Arbitration Act (collectively, the “Excluded Claims”). In the event you intend to bring multiple claims, including one of the Excluded Claims listed above, the Excluded Claims may be publicly filed with a court, while any other claims will remain subject to mandatory arbitration. You will have the right to be represented by legal counsel at any arbitration proceeding. Questions of whether a claim is subject to arbitration under this agreement shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator shall be authorized to award all relief that you or the Company would be entitled to seek in a court of law. The Company shall pay all JAMS’ arbitration fees. Nothing in this offer letter is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any arbitration. Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

Miscellaneous

Federal immigration law requires that we verify your right to work legally in the United States and your employment at ChemoCentryx is contingent upon satisfactory proof of your right to work legally in the United States. On the back of the Form I-9, you will find ‘Lists of Acceptable Documents’ that both identify and establish employment eligibility. Please bring in either one document from List A or one document from list B and list C on your first day of work. These document(s) must be provided to us no later than three business days after your date of hire or your employment relationship with ChemoCentryx may be terminated.

Offer of Employment: Rita I. Jain, M.D.

ChemoCentryx also participates in E-Verify. All newly-hired employees are queried through this electronic system established by the Department of Homeland Security (DHS) and the Social Security Administration (SSA) to verify their identity and employment eligibility. If you will not be present at a ChemoCentryx office location on your first day of employment, please contact Human Resources for instructions.

This letter, together with its exhibits, forms your complete and exclusive agreement with the Company concerning the subject matter hereof. The employment terms in this letter supersede any other representations or agreements made to you by any party, whether oral or written. The terms of this agreement cannot be changed (except with respect to those changes expressly reserved to the Company’s discretion in this letter) without a written agreement signed by you and a duly authorized officer of the Company. This agreement is to be governed by the laws of the state of California without reference to conflicts of law principles. In case any provision contained in this agreement shall, for any reason, be held invalid or unenforceable in any respect, such invalidity or unenforceability shall not affect the other provisions of this agreement, and such provision will be reformed, construed and enforced so as to render it valid and enforceable consistent with the general intent of the parties insofar as possible under applicable law. With respect to the enforcement of this agreement, no waiver of any right hereunder shall be effective unless it is in writing. For purposes of construction of this agreement, any ambiguity shall not be construed against either party as the drafter. This agreement may be executed in more than one counterpart, and signatures transmitted via facsimile or PDF shall be deemed equivalent to originals.

ChemoCentryx requires all staff in the United States to be fully vaccinated (FDA approved vaccines or vaccines that have FDA Emergency Use Authorization) from COVID-19 as a condition of employment. In accordance with applicable laws, ChemoCentryx will provide reasonable accommodations to staff members who qualify on the basis of a medical reason or a sincerely held religious belief, practice, or observance.

Your employment at ChemoCentryx is contingent upon satisfactory completion of professional references, drug test and background checks. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions. If you wish to accept employment at ChemoCentryx under the terms contained above, please sign and date this letter and the Confidential Information Agreement by October 8, 2021, and return to the Senior Vice President, Human Resources. This offer of employment will terminate if it is not accepted, signed, and returned by this date.

We look forward to you joining ChemoCentryx and to a productive and enjoyable work relationship.

Very best regards,

/s/ Kari Leetch

Kari E. Leetch

Senior Vice President, Human Resources

Offer of Employment: Rita I. Jain, M.D.

Understood and Accepted:

/s/ Rita I. Jain, M.D. October 5, 2021

Employee Signature Date

October 5, 2021

Start Date

Enclosures

Exhibit A – Employee Confidential Information and Inventions Assignment Agreement

Exhibit B – State Specific Notifications/Modification (As Applicable)

Exhibit C – Definitions and Additional Tax Matters

Exhibit A

CHEMOCENTRYX, INC.

EMPLOYEE CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment or continued employment by ChemoCentryx, Inc. (“Employer”), and its subsidiaries, parents, affiliates, successors and assigns (together with Employer, “Company”), the compensation paid to me now and during my employment with Company, and Company’s agreement to provide me with access to its Confidential Information (as defined below), I enter into this Employee Confidential Information and Invention Assignment Agreement with Employer (the “Agreement”). Accordingly, in consideration of the mutual promises and covenants contained herein, Employer (on behalf of itself and Company) and I agree as follows:

1.
Confidential Information Protections.
1.1
Recognition of Company’s Rights; Nondisclosure. My employment by Company creates a relationship of confidence and trust with respect to Confidential Information (as defined below) and Company has a protectable interest in the Confidential Information. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any Confidential Information, except as required in connection with my work for Company, or as approved by an officer of Company. I will obtain written approval by an officer of Company before I lecture on or submit for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I will take all reasonable precautions to prevent the disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. I agree that Company information or documentation to which I have access during my employment, regardless of whether it contains Confidential Information, is the property of Company and cannot be downloaded or retained for my personal use or for any use that is outside the scope of my duties for Company.
1.2
Confidential Information. “Confidential Information” means any and all confidential knowledge or data of Company, and includes any confidential knowledge or data that Company has received, or receives in the future, from third parties that Company has agreed to treat as confidential and to use for only certain limited purposes. By way of illustration but not limitation, Confidential Information includes (a) trade secrets, inventions, ideas, processes, formulas, software in source or object code, data, technology, know-how, designs and techniques, and any other work product of any nature, and all Intellectual Property Rights (defined below) in all of the foregoing (collectively, “Inventions”), including all

Offer of Employment: Rita I. Jain, M.D.

Company Inventions (defined in Section 2.1); (b) information regarding research, development, new products, business and operational plans, budgets, unpublished financial statements and projections, costs, margins, discounts, credit terms, pricing, quoting procedures, future plans and strategies, capital-raising plans, internal services, suppliers and supplier information; (c) information about customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, and other non-public information; (d) information about Company’s business partners and their services, including names, representatives, proposals, bids, contracts, and the products and services they provide; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information that a competitor of Company could use to Company’s competitive disadvantage. However, Company agrees that I am free to use information that I knew prior to my employment with Company or that is, at the time of use, generally known in the trade or industry through no breach of this Agreement by me. Company further agrees that this Agreement does not limit my right to discuss my employment or unlawful acts in Company’s workplace, including but not limited to sexual harassment, or report possible violations of law or regulation with any federal, state or local government agency, or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act, or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure, to the extent any such rights are not permitted by applicable law to be the subject of nondisclosure obligations.
1.3
Term of Nondisclosure Restrictions. I will only use or disclose Confidential Information as provided in this Section 1 and I agree that the restrictions in Section 1.1 are intended to continue indefinitely, even after my employment by Company ends. However, if a time limitation on my obligation not to use or disclose Confidential Information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, Company and I agree that the two year period after the date my employment ends will be the time limitation relevant to the contested restriction; provided, however, that my obligation not to disclose or use trade secrets that are protected without time limitation under applicable law shall continue indefinitely.
1.4
No Improper Use of Information of Prior Employers and Others. During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto Company’s premises any unpublished documents or property belonging to a former employer or any other person to whom I have an obligation of confidentiality unless that former employer or person has consented in writing.
2.
Assignments of Inventions.
2.1
Definitions. The term (a) “Intellectual Property Rights” means all past, present and future rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: trade secrets, Copyrights, trademark and trade name rights, mask work rights, patents and industrial property, and all proprietary rights in technology or works of authorship (including, in each case, any application for any such rights and any rights to apply for any such rights, as well as all rights to pursue remedies for infringement or violation of any such rights); (b) “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (for example, a literary, musical, or artistic work) recognized by the laws of any jurisdiction in the world; (c) “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and similar rights recognized by the laws of any jurisdiction in the world; and (d) “Company Inventions” means any and all Inventions (and all Intellectual Property Rights related to Inventions) that are made, conceived, developed, prepared, produced, authored, edited, amended, reduced to practice, or learned or set out in any tangible medium of expression or otherwise created, in whole or in part, by me, either alone or with others, during my employment by Company, and all printed, physical, and electronic copies, and other tangible embodiments of Inventions.
2.2
Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those

Offer of Employment: Rita I. Jain, M.D.

Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company (“Nonassignable Inventions”). In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy, as more specifically described in Exhibit B for employees working in certain states (collectively, the “Specific Inventions Law”).
2.3
Prior Inventions.
(a)
On the signature page to this Agreement is a list describing any Inventions that (i) are owned by me or in which I have an interest and that were made or acquired by me prior to my date of first employment by Company, and (ii) may relate to Company’s business or actual or demonstrably anticipated research or development, and (iii) are not to be assigned to Company (“Prior Inventions”). If no such list is attached, I represent and warrant that no Inventions that would be classified as Prior Inventions exist as of the date of this Agreement.
(b)
I agree that if I use any Prior Inventions and/or Nonassignable Inventions in the scope of my employment, or if I include any Prior Inventions and/or Nonassignable Inventions in any product or service of Company, or if my rights in any Prior Inventions and/or any Nonassignable Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement (each, a “License Event”), (i) I will immediately notify Company in writing, and (ii) unless Company and I agree otherwise in writing, I hereby grant to Company a non-exclusive, perpetual, transferable, fully-paid, royalty-free, irrevocable, worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium (whether now known or later developed), make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Prior Inventions and/or Nonassignable Inventions. To the extent that any third parties have any rights in or to any Prior Inventions or any Nonassignable Inventions, I represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above. For purposes of this paragraph, “Prior Inventions” includes any Inventions that would be classified as Prior Inventions, whether or not they are listed on the signature page to this Agreement.
2.4
Assignment of Company Inventions. I hereby assign to Employer all my right, title, and interest in and to any and all Company Inventions other than Nonassignable Inventions and agree that such assignment includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Employer and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Employer or related to Employer’s customers, with respect to such rights. I further agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions. Nothing contained in this Agreement may be construed to reduce or limit Company’s rights, title, or interest in any Company Inventions so as to be less in any respect than that Company would have had in the absence of this Agreement.
2.5
Obligation to Keep Company Informed. During my employment by Company, I will promptly and fully disclose to Company in writing all Inventions that I author, conceive, or reduce to practice, either alone or jointly with others. At the time of each disclosure, I will advise Company in writing of any Inventions that I believe constitute Nonassignable Inventions; and I will at that time provide to Company in writing all evidence necessary to substantiate my belief. Subject to Section 2.3(b), Company agrees to keep in confidence, not use for any purpose, and not disclose to third parties without my consent, any confidential information relating to Nonassignable Inventions that I disclose in writing to Company.
2.6
Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.
2.7
Ownership of Work Product. I acknowledge that all original works of authorship that are made by me (solely or jointly with others) within the scope of my employment and that are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

Offer of Employment: Rita I. Jain, M.D.

2.8
Enforcement of Intellectual Property Rights and Assistance. I will assist Company, in every way Company requests, including signing, verifying and delivering any documents and performing any other acts, to obtain and enforce United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any jurisdictions in the world. My obligation to assist Company with respect to Intellectual Property Rights relating to Company Inventions will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after such termination for the time I actually spend on such assistance. If Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Employer and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned to Employer under this Agreement.
2.9
Incorporation of Software Code. I agree not to incorporate into any Inventions, including any Company software, or otherwise deliver to Company, any software code licensed under the GNU General Public License, Lesser General Public License, or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company, except in strict compliance with Company’s policies regarding the use of such software or as directed by Company.
3.
Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Employer at all times.
4.
Duty of Loyalty During Employment. During my employment by Company, I will not, without Company’s written consent, directly or indirectly engage in any employment or business activity that is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.
5.
No Solicitation of Employees, Consultants or Contractors. To the extent permitted by applicable law, I agree that during my employment and for the one year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others (except on behalf of Company) solicit, induce, encourage any person known to me to be an employee, consultant, or independent contractor of Company to terminate his, her or its relationship with Company.
6.
Reasonableness of Restrictions. I have read this entire Agreement and understand it. I agree that (a) this Agreement does not prevent me from earning a living or pursuing my career, and (b) the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely, with knowledge of its contents and the intent to be bound by its terms. If a court finds this Agreement, or any of its restrictions, are ambiguous, unenforceable, or invalid, Company and I agree that the court will read the Agreement as a whole and interpret such restriction(s) to be enforceable and valid to the maximum extent allowed by law. If the court declines to enforce this Agreement in the manner provided in this Section and/or Section 12.2, Company and I agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law, and I agree to be bound by this Agreement as modified.
7.
No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company. I have not entered into, and I agree I will not enter into, any written or oral agreement in conflict with this Agreement.

Offer of Employment: Rita I. Jain, M.D.

8.
Return of Company Property. When I cease to be employed by Company, I will deliver to Company any and all materials, together with all copies thereof, containing or disclosing any Company Inventions, or Confidential Information. I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such information and then permanently delete such information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time during my employment, with or without notice. Prior to leaving, I hereby agree to: provide Company any and all information needed to access any Company property or information returned or required to be returned pursuant to this paragraph, including without limitation any login, password, and account information; cooperate with Company in attending an exit interview; and complete and sign Company’s termination statement if required to do so by Company.
9.
Legal and Equitable Remedies. I agree that (a) it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms, (b) any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and (c) Company will have the right to enforce this Agreement by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement. If Company enforces this Agreement through a court order, I agree that the restrictions of Section 5 will remain in effect for a period of 12 months from the effective date of the order enforcing the Agreement.
10.
Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.
11.
Publication of This Agreement to Subsequent Employer or Business Associates of Employee. If I am offered employment, or the opportunity to enter into any business venture as owner, partner, consultant or other capacity, while the restrictions in Section 5 of this Agreement are in effect, I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with, of my obligations under this Agreement and to provide such person or persons with a copy of this Agreement. I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Section 5 of this Agreement are in effect and I authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business I have an opportunity to be associated with and to make such persons aware of my obligations under this Agreement.
12.
General Provisions.
12.1
Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the state or commonwealth in which I primarily work. I expressly consent to the personal jurisdiction and venue of the state and federal courts located in the state or commonwealth in which Company’s headquarters are located for any lawsuit filed there against me by Company arising from or related to this Agreement.
12.2
Severability. If any portion of this Agreement is, for any reason, held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such provision had never been contained in this Agreement. If any portion of this Agreement is, for any reason, held to be excessively broad as to duration,

Offer of Employment: Rita I. Jain, M.D.

geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent allowed by the then applicable law.
12.3
Successors and Assigns. This Agreement is for my benefit and the benefit of Company and its and their successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.
12.4
Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.
12.5
Employment At-Will. I understand and agree that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.
12.6
Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.
12.7
Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.
12.8
Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.
12.9
Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.
12.10
Entire Agreement. The obligations in Sections 1 and 2 (except Section 2.2 and Section 2.7) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us, provided, however, if, prior to execution of this Agreement, Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

This Agreement will be effective as of the date signed by the Employee below.

Offer of Employment: Rita I. Jain, M.D.

EMPLOYER:	EMPLOYEE:

(Signature)	(Signature)

(Printed Name)	(Printed Name)

(Title)	(Date Signed)

Prior Inventions

1. Prior Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Prior Inventions:

FORMCHECKBOX No Prior Inventions.

FORMCHECKBOX See below:

FORMCHECKBOX Additional sheets attached.

2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Prior Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

FORMCHECKBOX Additional sheets attached.

Exhibit B

STATE SPECIFIC NOTIFICATIONS/MODIFICATIONS (AS APPLICABLE)

For Employees Working in California Only

Offer of Employment: Rita I. Jain, M.D.

THIS IS TO NOTIFY you in accordance with Section 2870 of the California Labor Code that the Agreement between you and Company does not require you to assign, or offer to assign, any of your rights in an invention to Company if you developed the invention entirely on your own time without using Company’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

1. Relate at the time of conception or reduction to practice of the invention to Company’s business, or actual or demonstrably anticipated research or development; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from being required to be assigned as described above, the provision is against the public policy of this state and is unenforceable.

For Employees Working in Illinois Only

THIS IS TO NOTIFY you in accordance with Chapter 765 Section 1060/2 of the Illinois Compiled Statutes that the foregoing Agreement between you and Company does not require you to assign or offer to assign to Company any invention that you developed entirely on your own time without using Company's equipment, supplies, facilities or trade secret information except for those inventions that either:

1. Relate to Company's business, or actual or demonstrably anticipated research or development of Company; or

2. Result from any work performed by you for Company.

To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is void and unenforceable.

Offer of Employment: Rita I. Jain, M.D.

Exhibit C

Certain Definitions and Additional Tax Matters

Definitions

For purposes of the offer letter to which this Exhibit C is attached (this “Agreement”), “Cause” shall mean that, in the reasonable determination of the Company, you: (i) have committed an act of fraud, embezzlement or intentional dishonesty in connection with your employment, or have intentionally committed some other illegal act that has, or may be reasonably expected to have, a material adverse impact on the Company or any successor or parent subsidiary thereof; (ii) have been convicted of, or entered a plea of “guilty” or “no contest” to, a felony, or to any crime involving moral turpitude, which causes or may reasonably be expected to cause substantial economic injury or substantial injury to the reputation of the Company or any successor or parent or subsidiary thereof; (iii) have made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has, or may reasonably be expected to have, a material adverse impact on such entity; (iv) have materially breached a Company policy, materially breached the provisions of this Agreement, or have committed any other intentional misconduct that has, or may be reasonably expected to have, a material adverse impact on the Company or any successor or parent or subsidiary thereof; or (v) have intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom you report; provided such direction is not materially inconsistent with your customary duties and responsibilities or applicable law.

For purposes of this Agreement, “Change in Control” shall mean and include each of the following:

(i) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d), and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company,

(B) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company,

(C) an acquisition of voting securities pursuant to a transaction described in subsection (ii) below that would not constitute a Change in Control under subsection (ii), or

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason or share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(ii) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation,

Offer of Employment: Rita I. Jain, M.D.

reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s asserts in a single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or directly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B) after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iii)(B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

For purposes of (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of (ii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). If required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder (“Code Section 409A”), in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of the Change in Control and any incidental matters thereto.

For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events or conditions without your written consent and without Cause:

(i) a material diminution in your authority, duties or responsibilities;

(ii) a material diminution in the authority, duties or responsibilities of the supervisor to whom you are required to report:

(iii) a material diminution in your base compensation, unless such a reduction is imposed across-the-board to [senior management]/[similarly situated employees] of the Company;

(iv) a material change in the principal geographic location at which you must perform your duties (and the Company and you agree that any involuntary relocation of your principal place of business to a location that increases your one-way commute by more than forty (40) miles would constitute a material change); provided, however, that a material change in the principal geographic location at which you must perform your duties will in no event be deemed to include (a) a change due to the lifting or imposition of any required or permitted remote work due to the impact of COVID-19 or another pandemic in connection with which similar restrictions apply and/or (b) your relocation to the San Francisco Bay Area as contemplated by this Agreement; or

(v) any other action or inaction that constitutes a material breach by the Company of its obligations to you under this Agreement.

Offer of Employment: Rita I. Jain, M.D.

You must provide written notice to the Board of the occurrence of any of the foregoing events or conditions without your written consent and without Cause within ninety (90) days of the occurrence of such event or condition. The Company shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from you and if such action is not cured by the Company within such cure period, you must resign due to such uncured event or condition within thirty (30) days following expiration of such Company cure period. For purposes of this definition, all references to the Company shall include any acquiring, resulting or successor party in a Change in Control (or ultimate parent or affiliate thereof).

409A

It is intended that all of the severance benefits and other payments payable under this letter satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4), 1.409A‑1(b)(5) and 1.409A‑1(b)(9), and this letter will be construed to the greatest extent possible as consistent with those provisions; provided, however, that to the extent such an exemption is not available, such severance benefits and other payments are intended to comply with the requirements of Code Section 409A to the extent necessary to avoid adverse personal tax consequences and any ambiguities herein shall be interpreted accordingly. Any severance benefit or other payment that may be classified as a “short-term deferral” within the meaning of Code Section 409A will be deemed short-term deferral, even if it may also qualify for an exemption from Code Section 409A. For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), your right to receive any installment payments under this letter (whether severance payments, reimbursements or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. Notwithstanding any provision to the contrary in this letter, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “nonqualified deferred compensation” under Code Section 409A, then to the extent delayed commencement of any portion of such payments is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Code Section 409A, such payments shall not be provided to you prior to the earliest of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company, (ii) the date of your death or (iii) such earlier date as permitted under Code Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due shall be paid as otherwise provided herein or in the applicable agreement. No interest shall be due on any amounts so deferred. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under the this letter is determined to be subject to (and not exempt from) Code Section 409A, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year will not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event will any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event will any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

280G

If any payment or benefit you will or may receive from the Company or from another source would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code (“Code Section 280G”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such payment pursuant to this Agreement (each a “Payment”) shall be equal to the Reduced Amount. The “Reduced Amount” shall be the largest portion, up to and including the total, of the Payments after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), that results in your receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. If more than one method of reduction will result in the same economic

Offer of Employment: Rita I. Jain, M.D.

benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding any provision above to the contrary, if the reduction method or the Pro Rata Reduction Method would result in any portion of the Payments being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the reduction method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for you as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A of the Code shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A of the Code.